EXHIBIT 99

                          FRANKLIN CAPITAL CORPORATION
                                   (AMEX: FKL)

                                  PRESS RELEASE
                                  MAY 20, 2004

      On May 19, 2004, at the request of Milton C. Ault III of Ault Glazer & Co. Investment Management LLC ("Ault Glazer"), the Board of Directors of Franklin Capital Corporation met with Mr. Ault. Mr. Ault indicated to the Board that Ault Glazer beneficially owns approximately 40% of the outstanding common stock of the Company and that it intends to acquire additional shares, after expiration of the standstill agreement discussed below, sufficient to acquire control of the Company.

      Mr. Ault indicated it is the current intention of Ault Glazer (i) to replace the existing Board, either through voluntary resignations or ultimately through a special meeting of Company shareholders called to elect a slate of directors proposed by them, (ii) to effectuate a recapitalization of the Company at a price to be determined, (iii) to facilitate the acquisition of substantially all the Company's outstanding preferred stock through private negotiations with the holders thereof, (iv) to retain the Company's existing executive officers for a temporary transition period, but ultimately to replace them, and (v) to relocate the Company's headquarters to Santa Monica, California.

      At the meeting the Company and Ault Glazer entered into a Confidentiality Agreement that includes a provision whereby Ault Glazer agreed not to acquire, directly or indirectly, any securities of the Company from the date of the agreement until at least May 30, 2004.

      No decision was reached by the Company with respect to any of the matters discussed by Mr. Ault.

      Mr. Stephen Brown, President of the Company, sold in the open market pursuant to brokers orders placed in the week prior to the meeting an aggregate of 55,816 shares of the Company's common stock owned by him, constituting approximately 5.5% of the outstanding common stock of the Company.

CONTACT: Franklin Capital Corporation, New York - Stephen L. Brown